Exhibit 99.1

Contact:	Elise Eberwein
480/693-5729

FOR IMMEDIATE RELEASE: March 4, 2005

AMERICA WEST REPORTS RECORD FEBRUARY TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of February and year-to-date 2005. Revenue passenger miles (RPMs) for February 2005 were a record 1.7 billion, an increase of 2.3 percent from February 2004. Capacity for February 2005 was 2.3 billion available seat miles (ASMs). The passenger load factor for the month of February was a record 75.6 percent versus 71.8 percent in February 2004.

     “We were pleased to see continued improvements in our unit revenues with our February 2005 RASM improving on a year-over-year basis as compared to February 2004, and on a sequential basis as compared to January 2005,” said Scott Kirby, executive vice president, marketing and sales.

     The following summarizes America West’s February and year-to-date traffic results for 2005 and 2004:

	Feb. 2005	Feb. 2004	% Change
Revenue Passenger Miles (000)	1,707,777	1,668,596	2.3
Available Seat Miles (000)	2,257,544	2,323,677	(2.8)
Load Factor (percent)	75.6	71.8	3.8	pts.
Enplanements	1,565,858	1,546,119	1.3

	YTD 2005	YTD 2004	% Change
Revenue Passenger Miles (000)	3,526,749	3,344,907	5.4
Available Seat Miles (000)	4,705,433	4,791,568	(1.8)
Load Factor (percent)	75.0	69.8	5.2	pts.
Enplanements	3,244,027	3,095,918	4.8

     America West will report to the Department of Transportation that its domestic on-time performance was 76.3 percent for the month of February and its completion factor was 98.5 percent.

     Given the slight decrease in capacity during January and February, the airline has revised its first and second quarter 2005 capacity and cost per available seat mile (CASM) excluding fuel guidance, which is posted in the Investor Relations section of its Web site at www.americawest.com. The airline now estimates its first quarter 2005 ASMs will be lower than its first quarter 2004 ASMs by one to two percent, a change from its prior guidance of flat. For its second quarter 2005, the airline estimates its ASMs will be one to three percent higher than its second quarter 2004 ASMs, a change from its prior guidance of two to four percent higher.

     The airline now estimates its first quarter 2005 CASM excluding fuel will be three to five percent higher than its first quarter 2004, a change from its prior guidance of flat to slightly higher. For its second quarter 2005, the airline estimates its CASM excluding fuel will increase two to four percent, a change from its previous guidance of flat to an increase of two percent.

     The airline’s guidance for its capacity and CASM excluding fuel for its third quarter, fourth quarter and full year 2005 has not changed.

     For additional information regarding this guidance as well as updated fuel hedging positions and estimated capital expenditures for 2005, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     Approximately 55,000 customers upgrade their low fare experience every day when they get on board America West. The airline’s 13,000 employees are proud to offer a range of services including more destinations than any other low-cost carrier, first-class cabins, assigned seating, airport clubs and an award-winning frequent flyer program. America West operates approximately 900 flights daily to 96 destinations in the U.S., Canada, Mexico and Costa Rica. This press release and additional information on America West can be accessed at www.americawest.com. (AWAT)

This press release contains forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. These forward looking statements may be identified by words such as “anticipate,” “believe,” “estimate,”
“expect,” “may,” “will,” “intend,” “plan,” “predict,” and similar terms used in connection with statements regarding our outlook, expected fuel costs, the RASM environment, and our expected 2005 financial performance. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued
military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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